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                                                                 Exhibit 99.1

                                  Mail-Well
                     First Quarter Pre-Earnings Release
                               Conference Call
                            Tuesday April 9, 2002
                         9:00 AM, MDT (11:00 AM EDT)

Paul Reilly - Chairman, President and Chief Executive Officer
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Michel Salbaing - Senior Vice President & Chief Financial Officer
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Safe Harbor Statement - Michel Salbaing

     During the course of our discussion today, we will be making certain forward-looking statements that are subject to various uncertainties and risks that could affect their outcome. These uncertainties and risks are set out in more detail in the invitation you received to this call, as well as in our filings with the SEC. We invite you to refer to them in conjunction with this call. All forward-looking statements that we make today are intended to come within the SEC's safe-harbor with respect to such statements.


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TURN THE CALL TO PAUL FOR DETAILED COMMENTS.

As announced in the press release, which I trust you all have received, we expect our earnings to be within a range of $0.02 and $0.04 per share for the first quarter instead of the $0.06 to $0.08 discussed during our fourth quarter conference call a couple of months ago.

The first point to be made here is that, clearly, the economic turnaround that economists are heralding has yet to impact either the envelope or graphic arts segments of the economy. As a matter of fact, order levels have not improved, they have decreased yet some more. On the positive side, the rate of decrease in our businesses has slowed. The second point is that our return to sustained bottom line growth can only come with growth in our markets. Cutting costs, as we have done and continue to do aggressively, will never be sufficient to replace profits from lost volume; certainly not over a period extending over six quarters, which is now how long we have been doing this. In the next few minutes I'll want to discuss the following:

     1.  How each of our two core segments is doing
     2.  A report on what improvements our strategic initiatives are yielding
     3. The outlook for the rest of the year and to what extent we can achieve $145 million of EBITDA for the full year
     4.  A status report on the progress in our divestiture process


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1.  SEGMENT PERFORMANCE

       o  ENVELOPE SEGMENT

          Sales for Q1 2002 should be lower than last year's Q1 by 10% - and approximately 1% lower than Q4 2001 sales. EBITDA margin from operations as a percent of sales for Q1 should be at the same or slightly better level than last year on the reduced sales but lower than Q4 level due to competitive price discounting and a change in mix (away from direct mail and more towards transactional and resale). As I will discuss in a moment our strategic initiatives are having a positive impact on this business, and they are mitigating the effects in sales decline.

       o  COMMERCIAL PRINT SEGMENT

          The demand for print materials has not picked up and our sales are down some 10% from Q1 last year and some 2% from Q4 of 2001. (Normally one would expect better sales in Q1 than Q4) The annual report season was very comparable to last year overall, with volumes being better but margins being


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          tighter. In the advertising related part of our print business, competition continues to be intense for the work available. Work that is available, is often at prices that do not make sense for us. EBITDA margins to sales have continued to deteriorate. Also during the quarter some plants are at a level of sales such that it has affected their ability to operate profitably. To deal with this, we have taken extra measures to ensure at least break-even immediately at these reduced sales levels. All told margins in the segment were about half of what they were at this time last year.

    In summary the lower performance in Q1 2002 is due in large part to the continued drop in volumes year over year which has had a significant impact on margins available in the market.

2.  STRATEGIC INITIATIVES UPDATE

    Our total commitment to our strategy is undiminished. The actions we are taking to rationalize the number of our envelope plants, the application across all of our operations of systematic manufacturing management practices, the use of the same costing methods and pricing decision tools across each of the Envelope and

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    Printing segments are all having positive measurable effects.
    Actually the savings that we are achieving are occurring faster and their total impact will be greater than planned.

    You may recall that when we announced our strategic plan, we had identified $28 million of improvements in our Envelope Segment and $26 million in Print that would be achieved by the end of 2003. It was expected that approximately $25 of these would be achieved in the year 2002.

    Today the full effect of our initiatives is expected to be $40 million in Envelope and $30 in Print by 2003, even taking into account the lower levels of business we are now operating from. We also expect that the total impact on our results achieved in 2002 will be in the area $40 million. The principle drivers here are the rationalization of the number of our Envelope plants and the tighter management of capacity utilization and manning in Print. When volumes recover our Pricing and Sales Development initiatives will have a much greater impact than that envisaged in the targets I have just referred to.

    I have often remarked with my team on how so many great achievements are totally hidden by the downturn in our business, which is mostly out of our control.

    The corollary to this of course, is that we have built a tremendous operating leverage, the benefit of which we will enjoy as the economy turns.


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3.  OUTLOOK FOR Q2 AND FULL YEAR 2002

         Because our business is a short cycle relationship with our customers, any look into the future is predicated on the reliability of our view of the economic conditions that will prevail during a forecast period. In this respect we find that some consensus is emerging which would have the second half of this year exhibit a slow improvement, both in the envelope and the print (or advertising related) segment. Based on this it may be fair to assume that the Q4 '01 EBITDA results would represent the average of what will be achieved during 2002 on a quarterly basis and before the impact of the strategic initiatives I just referred to. Using $28 million of EBITDA per quarter or a total of $112 million to which $40 million of gains would accrue from our strategic initiatives, a 2002 $145 million target is still possible. This assumption is valid if the sales improve some 3% to 5% over their depressed Q1 levels. Failing this increase, a bottom of the range might well be $130 million. Therefore we feel at this time that a range of $130 to $145 is the most prudent estimate we can give.

         Let me go through this in another couple of ways:

         a) The difference between the $24M achieved in Q1 and the Q4 benchmark of $28M is $4M of EBITDA or $13M of sales per quarter which represents 3.5% of sales at the Q1 level
         b) The second way of doing it is taking $24-25M of starting point in Q1 or $100M as today's run rate. Add to that the $40M of gains from strategic actions less what is


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              already in the $100 M, this represents an extra $27M.
              We know that car brochures will bring an extra $4M of EBITDA in Q3, which gets us to the low end of the range. To get another $14M of EBITDA for the top of the range we would need to have sales at a level 5% higher, than where they are today, assuming a 30% contribution margin.

    On the 19th of April we will be issuing our Q1 results in detail. At that time we will give you an update on this range and discuss our view of Q2 2002. However what I am in a position to say today is that, with no quick turnaround in our business, my best estimate for the second quarter is for results that will be slightly better than those of the first quarter, all improvements coming solely from the added impact of our strategic initiatives. It is traditionally a soft quarter.

         Although none of this is good news, the measures that we have taken during the first quarter and that we will continue to take in managing our balance sheet will ensure that none of our debt servicing abilities is affected.

4.  DIVESTITURE PROGRAM

    As you know we have sold one of the five properties that were part of our divestiture program (CURTIS 1000). On the remaining four we now have three letters of intent and we are working to obtain one on the last property. Two are in advanced phases of negotiations which could result in closings within the current quarter. The


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    final price obtained for Curtis 1000 and the expected closing price on the two imminent transactions, will require only minor adjustments to our total goal of $300 million for all properties.

    On the operations front, all discontinued operations and assets held for sale are performing well. In particular our Mail-Well Labels Company and our Printed Office Products group are performing on plan. In both cases some softening in their respective markets has been successfully counteracted by cost saving measures, which have included rationalization of some of our installations.

    In summary, I would like to make the following four points:

         1. Profits are down slightly, as sales and margins weakened in Q1.

         2. Our strategic initiatives are ahead of schedule.

         3. Our divestitures are on schedule.

         4. $145 million in annual EBITDA is still in range with only modest increases in sales from Q1 levels.

This concludes the remarks I wanted to make.

Open the call to questions.


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